Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
CIBER, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091, 333-25543, 333-25545, 333-59015, 333-61287, 333-91969, 333-61388, 333-91368, and 333-113259) and Form S-4 (Nos. 333-69031 as amended on July 2, 2001 and August 3, 2001 and 333-102780 as amended on April 1, 2003, May 21, 2003, and June 23, 2003) of CIBER, Inc. of our report dated February 6, 2004, except as to note 20, which is as of March 1, 2004, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of CIBER, Inc.

Our report refers to a change in accounting for intangible assets in 2002 and for business combinations in 2001.

KPMG LLP

Denver, Colorado

March 8, 2004